UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): November 13, 2018

TransUnion

(Exact name of registrant as specified in its charter)

Delaware	001-37470	61-1678417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 West Adams Street,

Chicago, Illinois 60661

(312) 985-2000

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 14, 2018, TransUnion (the “Company”) issued a press release announcing that James M. Peck will retire as President and Chief Executive Officer of the Company, effective as of the close of the Company’s 2019 Annual Meeting of Shareholders (such meeting the “2019 Meeting” and the date of the 2019 Meeting, the “Succession Date”), which meeting is scheduled for May 8, 2019. The Company’s Board of Directors (the “Board”) has appointed Christopher A. Cartwright, currently the Company’s Executive Vice President – U.S. Information Services (USIS), to succeed Mr. Peck as President and Chief Executive Officer, effective on his retirement date. Mr. Cartwright will stand for election as a member of the Board at the 2019 Meeting. Mr. Cartwright’s appointment is the result of a thorough leadership succession plan that was developed by senior management of the Company over the last several years under the direction and oversight of Mr. Peck and the Board. Mr. Peck’s retirement as President and Chief Executive Officer is not due to any dispute or disagreement over the Company’s operations, practices or policies.

To assist with an orderly transition, Mr. Peck will continue as a non-executive employee of the Company from and after the Succession Date through February 29, 2020. His duties will relate principally to ongoing communication and consultation with the successor President and Chief Executive Officer. Mr. Peck will also continue to serve as a director of the Company following the Succession Date, and he has agreed that he will resign from the Board effective February 29, 2020.

Cartwright Agreement

The Company and Mr. Cartwright entered into an employment agreement, dated as of November 13, 2018 (the “Cartwright Agreement”), with an effective time of the close of the 2019 Meeting, and a 3-year term with automatic 12-month renewal periods (the “Term”), until terminated as provided in the Cartwright Agreement. The Cartwright Agreement provides Mr. Cartwright with the following compensation and benefits: (a) an annual base salary of not less than $950,000, subject to at least annual review and increase (but not decrease) in the discretion of the Compensation Committee of the Board (the “Compensation Committee”); (b) participation in the Company’s annual bonus plan, with a target bonus amount equal to 115% of his base salary and the actual bonus payable with respect to a particular year to be determined by the Compensation Committee based on the achievement of pre-established goals, objectives and performance targets developed by the Compensation Committee on an annual, ongoing basis; (c) participation in the Company’s long-term incentive plan, with an initial grant upon or as soon as practicable following the Succession Date in an amount whereby the total target grant date fair value for all of his equity incentive awards granted in 2019 totals $5.5 million; and (d) participation in all employee benefit plans, programs and arrangements, including deferred compensation programs, generally available from time to time to other executives of the Company employed at the Company’s headquarters as they may be in effect from time to time.

Under the terms of the Cartwright Agreement, the Company may terminate Mr. Cartwright’s employment at any time either for any or no reason, and Mr. Cartwright may terminate his employment for “Good Reason” (as defined in the Cartwright Agreement) or upon 60 days’ advance notice without Good Reason. If the Company terminates Mr. Cartwright’s employment without “Cause” (as defined in the Cartwright Agreement), if Mr. Cartwright resigns for Good Reason or if he terminates his employment upon expiration of the Term following nonrenewal by the Company, then he will receive the following benefits subject to execution of a release of claims and continuing compliance with certain restrictive covenants (including among other items a one-year noncompetition obligation and certain nonsolicitation obligations): (i) a cash payment in an amount equal to two times the sum of his base salary and target bonus payable over 18 months; (ii) if termination occurs on or after July 1 in a given calendar year, an amount equal to a pro-rata portion of his target bonus; (iii) a lump sum amount equal to the Company’s estimate of his applicable COBRA premiums for 18 months; (iv) outplacement services for one year (with a value not exceeding $50,000); (v) if the termination occurs on or after October 1 in a given calendar year, an amount equal to the Company’s 401(k) retirement contribution that Mr. Cartwright would have received if he had remained employed through the last working day of that year; and (vi) for equity incentive awards made on or after January 1, 2019, pro-rata satisfaction of service-based equity incentive award vesting restrictions (with any performance-based vesting restrictions remaining subject to actual performance attainment).

There is no arrangement or understanding between Mr. Cartwright and any other person pursuant to which Mr. Cartwright was selected as an officer and director. Mr. Cartwright is not a party to any transaction with any related person required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Cartwright, age 53, has served as the Company’s Executive Vice President – USIS since August 19, 2013. Mr. Cartwright will not receive any additional compensation for his service as a director.

Peck Agreement

The Company and Mr. Peck entered into an Employment Agreement, dated as of November 13, 2018 (the “Peck Agreement”), which replaces his existing Employment Agreement, dated as of December 6, 2012 (the “Existing Agreement”), except that certain provisions of the Existing Agreement will continue to apply for prescribed periods and the effectiveness of the Peck Agreement is subject to Mr. Peck’s execution of a release of claims against the Company.

The Peck Agreement provides for a “Pre-Succession Period” (the period from execution of the Peck Agreement to the Succession Date) and a “Post-Succession Period” (the period from the Succession Date to February 29, 2020), with different rights and responsibilities during each period. During the Pre-Succession Period, Mr. Peck will continue as President and Chief Executive Officer of the Company with the duties provided in the Existing Agreement and an additional focus on assisting in the transition to the successor President and Chief Executive Officer. Effective as of the Succession Date, the Existing Agreement will terminate, except that certain provisions of the Existing Agreement, including those relating to restrictive covenants and indemnification, will survive the termination of the Existing Agreement, subject to the terms and conditions of the Peck Agreement.

The Peck Agreement provides Mr. Peck with the following compensation and benefits during the Post-Succession Period: (a) annual base salary of $500,000; (b) participation in the Company’s annual bonus plan for the period in 2019 following the Succession Date with a target bonus amount equal to 130% of Mr. Peck’s base salary, with the period during 2019 before the Succession Date pro-rated under his otherwise applicable annual bonus; and (c) continued participation in all employee benefit plans, programs and arrangements generally available to similarly situated employees. Mr. Peck will not receive an annual bonus opportunity in 2020 or any other new incentive grants after the Succession Date. The restrictive covenants set forth in the Existing Agreement will continue to apply through and after the Termination Date in accordance with their provisions, regardless of the time of or reason for termination of Mr. Peck’s employment.

The Company agrees, except for Cause (as defined in the Peck Agreement), not to terminate Mr. Peck’s employment during the Post-Succession Period before February 17, 2020, provided that if Mr. Peck re-executes a release of claims at such time that the release first becomes irrevocable during the period from February 13, 2020 to February 16, 2020, the Company will not terminate his employment at any time during the Post-Succession Period except for Cause.

***

The preceding descriptions of the Cartwright Agreement and the Peck Agreement are summaries of their material terms, do not purport to be complete, and are qualified in their entirety by reference to the Cartwright Agreement and the Peck Amendment, copies of which are being filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are furnished as part of this Report:

Exhibit No.	Description

10.1	Employment Agreement, dated as of November 13, 2018, by and between TransUnion and Christopher A. Cartwright

10.2	Employment Agreement, dated as of November 13, 2018, by and between TransUnion and James M. Peck

99.1	Press Release dated November 14, 2018 announcing the retirement of James M. Peck and the appointment of Christopher A. Cartwright as President and Chief Executive Officer

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

TRANSUNION
Date: November 14, 2018
	By:	/s/ Mick Forde
	Name:	Mick Forde
	Title:	Senior Vice President